Exhibit 5(c)

To:

Eaton Corporation plc (Ireland)

Eaton Corporation

RE	Dutch law legal opinion – Eaton Corporation plc (Ireland)
REFERENCE	18036628-v5

Amsterdam, 26 February 2015

Dear Sir, Madam,

1	INTRODUCTION

We have acted as special counsel on certain matters of Dutch law to the Company. In connection with the filing of the Registration Statement by the Issuer.

2	DEFINITIONS

2.1	Capitalised terms used but not (otherwise) defined herein are used as defined in the Schedules to this opinion letter.

2.2	In this opinion letter:

Company means Turlock B.V., registered with the Trade Register under number 08169375.

Board Execution Date means the date on which the Board Resolution is executed

Indenture Execution Date means the date on which the Indenture is executed.

Issuers has the meaning given thereto in the Indenture.

SEC means the United States Securities and Exchange Commission.

Securities Act means the United States Securities Act of 1933, as amended from time to time.

Trade Register means the trade register of the Chamber of Commerce in the Netherlands.

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3	SCOPE OF INQUIRY

3.1	For the purpose of rendering this opinion letter, we have only examined and relied upon electronically transmitted copies of the following documents:

(a)	an excerpt of the registration of the Company in the Trade Register dated 29 January 2015 (the Excerpt);

(b)	the deed of incorporation of the Company dated 9 January 2008 (the Deed of Incorporation);

(c)	the articles of association (statuten) of the Company dated 9 July 2013 (the Articles);

(d)	a draft of the resolution of the board of managing directors of the Company (the Board Resolution) including a power of attorney to each of the managing directors of the Company, acting individually, to execute the Indenture and all agreements, certificates and other documents in connection therewith (the Power of Attorney) as attached to this opinion letter as Annex A;

(e)	a draft dated 24 February 2015 of a Form S-3 registration statement to be filed by the Issuers (as defined in the Indenture) with the SEC under the Securities Act (the Registration Statement); and

(f)	a draft dated 24 February 2015 of the New York law indenture, including the Guarantees (as defined therein), to be filed with the SEC between, among others, the Issuers (as defined therein), the Company as guarantor and The Bank of New York Mellon, N.A. as trustee (the Indenture).

3.2	We have undertaken only the following searches and inquiries (the Checks) at the date of this opinion letter:

(a)	an inquiry by telephone at the Trade Register, confirming that no changes were registered after the date of the Excerpt;

(b)	an inquiry by telephone at the bankruptcy clerk’s office (faillissementsgriffie) of the court in Amsterdam, the Netherlands, confirming that the Company is not listed in the insolvency register;

(c)	an online inquiry on the relevant website (www.rechtspraak.nl) of the EU Registrations with the Central Insolvency Register (Centraal Insolventie Register) confirming that the Company is not listed on the EU Registrations with the Central Insolvency Register; and

(d)	an online inquiry on the relevant website (http://eur-lex.europa.eu/) of the Annex to Council regulation (EC) No 2580/2001, Annex I of Council regulation (EC) No 881/2002 and the Annex to Council Common Position 2001/931 relating to measures to combat terrorism, all as amended from time to time, confirming that the Company is not listed on such annexes.

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3.3	We have not reviewed any documents incorporated by reference or referred to in the Indenture and therefore our opinions do not extend to such documents.

4	NATURE OF OPINION

4.1	We only express an opinion on matters of Dutch law and the law of the European Union, to the extent directly applicable in the Netherlands, in force on the date of this opinion letter, excluding unpublished case law. We do not express an opinion on tax law, competition law and financial assistance. The terms “the Netherlands” and “Dutch” in this opinion letter refer solely to the European part of the Kingdom of the Netherlands.

4.2	Our opinion is strictly limited to the matters stated herein. We do not express any opinion on matters of fact, on the commercial and other non-legal aspects of the transactions contemplated by the Indenture and on any representations, warranties or other information included in the Indenture and any other document examined in connection with this opinion letter, except as expressly stated in this opinion letter. We do not express any opinion on the validity or enforceability of the Indenture.

4.3	In this opinion letter Dutch legal concepts are sometimes expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to the concepts described by the same English term as they exist under the laws of other jurisdictions. For the purpose of tax law a term may have a different meaning than for the purpose of other areas of Dutch law.

4.4	This opinion letter may only be relied upon under the express condition that any issue of interpretation or liability arising hereunder will be governed by Dutch law and be brought exclusively before the competent court in Rotterdam, the Netherlands.

4.5	This opinion letter is issued by Loyens & Loeff N.V. and may only be relied upon under the express condition that any liability of Loyens & Loeff N.V. is limited to the amount paid out under its professional liability insurance policies. Individuals or legal entities that are involved in the services provided by or on behalf of Loyens & Loeff N.V. cannot be held liable in any manner whatsoever.

5	OPINIONS

The opinions expressed in this paragraph 5 (Opinions) should be read in conjunction with the assumptions set out in Schedule 1 (Assumptions) and the qualifications set out in Schedule 2 (Qualifications). On the basis of these assumptions and subject to these qualifications and any factual matters or information not disclosed to us in the course of our investigation, we are of the opinion that as at the date of this opinion letter:

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5.1	Corporate status

The Company has been duly incorporated and is validly existing as a besloten vennootschap met beperkte aansprakelijkheid (private limited liability company) under Dutch law.

5.2	Corporate power

The Company has the corporate power to execute the Indenture and to perform its obligations thereunder.

5.3	Due authorisation

The execution by the Company of the Indenture will have been duly authorised by all requisite corporate action on the part of the Company upon due execution of the Board Resolution.

5.4	Due execution

The Indenture, when duly signed on behalf of the Company by any member of the board of managing directors of the Company pursuant to the Power of Attorney or by a person otherwise duly authorised to sign pursuant to a valid power of attorney, will have been duly executed by the Company.

5.5	No conflict with Articles

The execution by the Company of the Indenture and the performance by the Company of its obligations thereunder do not conflict with or result in a violation of the Articles which would affect the validity or enforceability of the Indenture.

6	ADDRESSEES

6.1	This opinion letter is addressed to you in relation to and as an exhibit to the Registration Statement and may not be disclosed to and relied upon by any other person without our prior written consent other than as an exhibit to the Registration Statement. This opinion letter is not to be used or relied upon for any purpose other than in connection with the filing of the Registration Statement.

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6.2	We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the references to Loyens & Loeff N.V. under the heading “Legal Matters” in the Registration Statement. In giving the consent set out in the previous sentence, we do not thereby admit or imply that we are in the category of persons whose consent is required under Section 7 of the Securities Act or any rules and regulations of the SEC promulgated thereunder.

Yours faithfully,
Loyens & Loeff N.V.

/s/ Gianluca Kreuze	/s/ Nelleke Krol

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Schedule 1

ASSUMPTIONS

The opinions in this opinion letter are subject to the following assumptions:

1	Documents

1.1	All signatures are genuine, all original documents are authentic and all copies are complete and conform to the originals.

1.2	The information recorded in the Excerpt is true, accurate and complete on the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the Checks) and will be true, accurate and complete on the Board Execution Date and the Indenture Execution Date.

2	Incorporation, existence and corporate power

2.1	The Deed of Incorporation is a valid notarial deed (notariële authentieke akte), the contents thereof are correct and complete and there were no defects in the incorporation process (not appearing on the face of the Deed of Incorporation) for which a court might dissolve the Company.

2.2	The Company has not been dissolved (ontbonden), merged (gefuseerd) involving the Company as disappearing entity, demerged (gesplitst), converted (omgezet), granted a suspension of payments (surseance verleend), subjected to emergency regulations (noodregeling) as provided for in the Act on financial supervision (Wet op het financieel toezicht), declared bankrupt (failliet verklaard), subjected to any other insolvency proceedings listed in Annex A or winding up proceedings listed in Annex B of Council Regulation (EC) No 1346/2000 on insolvency proceedings of 29 May 2000, listed on the list referred to in article 2 (3) of Council Regulation (EC) No 2580/2001 of 27 December 2001, listed in Annex I to Council Regulation (EC) No 881/2002 of 27 May 2002 or listed and marked with an asterisk in the Annex to Council Common Position 2001/931 of 27 December 2001 relating to measures to combat terrorism, as amended from time to time (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt and the Checks).

2.3	The Articles are the articles of association (statuten) of the Company in force on the date of this opinion letter (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Excerpt), and will be the articles of association (statuten) of the Company in force on the Board Execution Date and the Indenture Execution Date.

3	Corporate authorisations

3.1	The Board Resolution will (a) reflect the resolutions to be made by the board of managing directors of the Company in respect of the transactions contemplated by the Indenture, (b) be made with due observance of the Articles and any applicable by-laws and (c) not be amended supplemented, terminated, rescinded, nullified or declared void thereafter.

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3.2	No member of the board of directors of the Company has or will have a direct or indirect personal interest which conflicts with the interest of the Company or its business in respect of the entering into the Indenture (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolution).

3.3	The general meeting of the Company has not subjected any resolutions of the board of managing directors of the Company to its approval pursuant to the Articles (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolution).

3.4	The Board Resolution does not conflict with any general guidelines given by the general meeting of the Company to the board of managing directors of the Company in respect of the Company’s financial, social, economic and employment] policy (although not constituting conclusive evidence thereof, this assumption is supported by the contents of the Board Resolution).

3.5	The Company has not established, has not been requested to establish, nor is in the process of establishing any works council (ondernemingsraad) and there is no works council, which has jurisdiction over the transactions contemplated by the Indenture on the Board Execution Date and the Indenture Execution Date.

4	Execution

4.1	The Power of Attorney is in full force and effect on the Indenture Execution Date.

4.2	The Board Resolution will have been executed in the form of the draft referred to in paragraph 3.1 (d) of Clause 3 (Scope of inquiry) prior or on the Indenture Execution Date.

4.3	The Indenture will have been executed in the form of the draft referred to in paragraph 3.1(f) of Clause 3 (Scope of inquiry) on the Indenture Execution Date.

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Schedule 2

QUALIFICATIONS

The opinions in this opinion letter are subject to the following qualifications:

1	Insolvency

The opinions expressed herein may be affected or limited by the provisions of any applicable bankruptcy (faillissement), suspension of payments (surseance van betaling), emergency regulations (noodregeling), other insolvency proceedings and fraudulent conveyance (actio Pauliana), and other laws of general application now or hereafter in effect, relating to or affecting the enforcement or protection of creditors’ rights.

2	Enforceability

2.1	The applicable law of an agreement governs the legality, validity and enforceability of an agreement. Subject to the legality, validity and enforceability under the applicable law, as a result of the due execution of an agreement by a Dutch person, the obligations contained in such agreement become binding upon and enforceable against such Dutch person.

2.2	A Dutch legal entity may invoke the nullity of a transaction if the transaction does not fall within the objects of such legal entity and the other parties to the transaction knew, or without independent investigation, should have known, that such objects were exceeded. In determining whether a transaction falls within the objects of a legal entity all relevant circumstances should be taken into account, including the wording of the objects clause of the articles of association and the level of (direct or indirect) benefit derived by the legal entity.

3	Regulatory

A person residing in the Netherlands may be designated by the Dutch Central Bank pursuant to the Act on financial foreign relations 1994 (Wet financiële betrekkingen buitenland 1994), and if so designated, it has to file reports with the Dutch Central Bank for the benefit of the composition of the balance of payments for the Netherlands by the Dutch Central Bank. Failure to observe these requirements does however not affect the enforceability of the obligations of such person.

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Annex A

DRAFT BOARD RESOLUTION

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